UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2012

CHRYSLER GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-54282 (Commission File Number)	27-0187394 (IRS Employer Identification No.)

1000 Chrysler Drive, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 512-2950

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Today, Chrysler Group LLC announced certain changes to its Board of Directors. The changes were made in accordance with the Company’s operating agreement upon the June 10, 2012 expiration of the terms of its then-current directors. On that date, Fiat exercised its right to appoint five directors to the Board and re-appointed Sergio Marchionne, who will continue as Chairman. Fiat also re-appointed Alfredo Altavilla, Léo W. Houle, John B. Lanaway and Stephen M. Wolf. The VEBA exercised its right to appoint one member to the Board, and appointed Erickson N. Perkins to replace Gov. James J. Blanchard, whose three-year term expired on that date.

In addition, the Board voted to restore its size to nine directors. The independent directors then elected in Dr. Ruth Simmons, who will serve on the Board’s Compensation and Leadership Development Committee. The independent directors also re-elected Douglas M. Steenland, who will continue as Chairman of the Board’s Audit Committee, and Ronald L. Thompson, who will continue as Lead Director and as a member of the Board’s Audit Committee. The Board concluded that both of the new directors, Mr. Perkins and Dr. Simmons, as well as Messrs. Houle, Lanaway, Steenland, Thompson and Wolf are independent directors as defined in the Company’s operating agreement.

In accordance with the operating agreement, all of the directors will serve a one-year term.

A copy of the Company’s press release announcing these events is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Chrysler Group LLC dated June 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2012

CHRYSLER GROUP LLC
(Registrant)

/s/ Marjorie Harris Loeb
Marjorie Harris Loeb
Vice-President, Associate General Counsel and Acting Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Chrysler Group LLC dated June 14, 2012.